Exhibit 10.1
POST-TERMINATION AGREEMENT

THIS POST-TERMINATION AGREEMENT (this "Agreement") is made on March 28, 2019 (the “Execution Date”) between PPG Industries Europe Sàrl, whose registered office is at Route de Gilly 32, 1180 Rolle, Switzerland (the “Company"), and Jean-Marie Greindl, of Lausanne, Switzerland (the "Employee") who has been employed with the Company pursuant to an employment agreement dated November 5, 2010 (the "Employment Agreement").
NOW, THEREFORE, the Company and the Employee (the “Parties”) agree as follows:
Clause 1
Termination Date

1.1
The Company terminated the Employee’s Employment Agreement with effect as from April 30, 2019 (the "Planned Termination Date"). If the Employee becomes ill or has an accident (or for any other causes provided by Art. 336c par. of the Swiss Code of Obligations (“CO”), the Planned Termination Date shall be postponed according to Art. 336c par. 2 CO (the “Effective Termination Date”).

1.2	The Parties hereby acknowledge and recognize that this Agreement sets forth the terms and conditions upon which said employment relationship terminates.

1.3
The Employee resigned from his officer position as Senior Vice President, Architectural Coatings and President PPG EMEA of PPG Industries, Inc., effective January 9, 2019 at the Company’s request and agrees to resign from any other officer or director position he may have within PPG Industries, Inc. or any of its subsidiaries or affiliates (collectively, the “Group”). In this respect, the Employee shall sign any necessary documents provided by the Company on behalf of the Group.

1.4
The Employee shall be on a paid leave of absence (“Paid Leave”) from January 7, 2019 through and including the Effective Termination Date. During Paid Leave, the Employee is relieved of his day-to-day duties. However, should the Company exceptionally require his assistance during this period, the Employee is expected to be available. The Employee agrees that the Change in Control Employment Agreement between the Employee and PPG Industries, Inc. dated December 11, 2013 shall terminate upon the commencement of the Paid Leave.

Clause 2
Basis of Agreement

2.1
The Parties have entered into this Agreement to record and implement the terms upon which Employee's employment relationship with the Company terminates and to release the Company or any other entity of the Group, on the one hand, and the Employee, on the other hand, from any and all claims that the other may have for any reason whatsoever. The terms set out in this Agreement constitute the entire agreement between the Parties and are without admission of any liability on the part of each party. Both Parties acknowledge and agree that they do not hold any outstanding or other claim against each other and, in the case of the Employee, against any other entity of the Group.

2.2
The Company is entering into this Agreement for itself and as agent for and trustee of all Group companies and is duly authorized to do so. The Company guarantees, as obligor, the fulfilment by all Group companies of the obligations contained in this Agreement.

Clause 3
Remuneration

3.1
The Employee will be paid his salary (the "Current Salary") less any deductions necessary to comply with or to meet any liability of the Company to pay or withhold taxes pursuant to applicable regulations and to pay or withhold all applicable social charges in the normal course up to and including the Effective Termination Date.

3.2	In addition to his Current Salary, the Employee will be paid the following along with his final salary:
-    prorated 13th salary for 2019 (equal to an amount of CHF 15’000.01 if the employment relationship ends on the Planned Termination Date);
-    outstanding holiday days for 2019 (equal to an amount of CHF 12’461.55 if the employment relationship ends on the Planned Termination Date);
-    pro-rated target bonus for 2019 (equal to an amount of CHF 108’000.00 if the employment relationship ends on the Planned Termination Date).
The Employee’s 2018 bonus resulting on an amount of CHF 127’008.00 shall be paid in March 2019 in accordance with the Company’s existing policies.
All of these amounts are subject to usual tax and social charges within the limits of all applicable statutory and contractual regulations, including, but not limited to, the pensions fund regulation.

3.3
The Employee will be paid the indemnity foreseen under the Employment Agreement in the amount of EUR 1'604'666.-. This amount is subject to usual tax and social charges within the limits of all applicable statutory and contractual regulations, including, but not limited to, the pension fund regulation.

The exchange rate to be used to calculate the social charges withheld from the above-mentioned amount in Euro will be the exchange rate of Euro to Swiss Franc (CHF) as on the date for processing the payment.
The payment of this amount is conditional upon receipt by the Company of the waiver provided to the Employee and attached hereto under Appendix A. The Employee must sign such a waiver and deliver it to the Company no earlier than one month after the Effective Termination Date in order to receive such payment, which will be made within 10 business days of the Company’s receipt of the signed waiver.

3.4
The Company will reimburse the Employee for his final reasonable travel and other work-related expenses, in accordance with the Employment Agreement and the Company's internal regulations, incurred up to the Termination Date within twenty-one (21) days of receipt of satisfactory evidence of expenditure in accordance with the Company's current expense policy. Such evidence and claims for reimbursement must be made before the Planned Termination Date.

3.5
Solely and strictly for the purposes of the awards issued to the Employee under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan (the “LTI Agreements”), the termination of the Employee’s employment shall be deemed to be due to a job elimination for the purposes of and according to the above-mentioned LTI Agreements. The terms and conditions of such awards are as provided in the applicable Restricted Stock Unit Award Agreements, Nonqualified Stock Option Award Agreements, and TSR Share Agreements between employee and PPG Industries, Inc.

Clause 4
Work Certificate
The Company will provide the Employee with the work certificate attached hereto as Appendix B within 5 days following the Effective Termination Date.
Clause 5
Prohibition to compete and to solicit and non-disparagement

5.1
The Employee had free access to the clients and to the manufacturing and business secrets of the Company and the Group and he agrees to refrain from any activity in EMEA that competes with the business of the Company and/or the Group, not to disparage the Company and/or the Group and not to solicit employees of the Company and/or the Group.

For the purposes of this Agreement, competing activity shall mean manufacturing, distributing and/or selling coatings in the EMEA region, it being understood that the Employee has been employed in said field and in said geographical area immediately prior to the Termination Date (the "Competing Activity"). The prohibition to compete and to solicit will last until the first anniversary of the Effective Termination Date (the “Protected Period”).

5.2	Under the prohibition to compete and to solicit, the Employee agrees, in particular:

–
not to participate, directly or indirectly, financially or otherwise, in any Competing Activity or in any enterprise or business which develops, manufactures, offers, or distributes products, or provides services similar to those of the Competing Activity;

–	not to be active, fully or partially, for the benefit of such an enterprise, be it as an employee, consultant, representative, adviser or otherwise;

–not to directly or indirectly establish such an enterprise;
–not to solicit directly or indirectly the Company's and/or the Group's customers;

–
not to directly or indirectly solicit or employ employees of the Company and/or of the Group or in any other way enter into an agreement with such employees for the benefit of himself or any third party in order to exercise any Competing Activity.

5.3	The Employee is aware and acknowledges that a violation of the obligations set out in this clause may seriously damage the Company and/or the Group.
If the Employee violates the obligations not to disparage, compete or solicit, in addition to seeking monetary damages or relief, the Company has the right to seek an injunction or other equitable relief issued by a court of law prohibiting activities which are contrary to his non-disparagement, non-competition and non-solicitation obligations.

5.4
As compensation for the Employee's obligations not to disparage, compete or solicit set forth in the present clause, the Company shall provide for the continued vesting of Employee’s awards under the LTI Agreements (i.e. nonqualified stock options, restricted stock units [RSU], total shareholder return [TSR]) in accordance with the terms of such LTI Agreements and in accordance with clause 3.5, including after the expiry of the abovementioned period of prohibition to compete and to solicit (the "Compensation"). For the sake of clarity and provided that the Employee fully complies with the provisions set out in this clause 5, the Compensation to be received by the Employee after having vested all of employee’s awards shall amount to no less than USD 438’145.91.

5.5
The Employee agrees that he will not make any disparaging statements about the Company or any Group company. A disparaging statement is any communication which, if publicized to another, would be reasonably expected to cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to whom or to which the communication relates.

5.6
The Company agrees that it will not make any disparaging statements about the Employee. A disparaging statement is any communication which, if publicized to another, would reasonably be expected to cause or tend to cause the recipient of the communication to question the integrity, competence, performance, ethics, quality or good character of the person.

In the event of violation of this non-disparagement clause, the Company will be required to pay a contractual penalty in the amount of CHF 45’000.00 for each case of breach with a maximum amount equal to CHF 120’000.00, without prejudice to the Employee's right to claim further damages.
Clause 6
Insurances

6.1
Professional and non-professional accident insurance coverage provided by the Company and/or the Group will end 31 days after the Termination Date. At the Employee’s expenses, the Employee can extend the non-professional insurance coverage for a maximum of 180 days after the Termination Date.

6.2
The loss of earnings insurance in case of illness provided by the Company and/or the Group will cease on the Termination Date. Under certain conditions and within a period of 90 days after the Termination Date, Employee has the possibility to extend the coverage of said insurance by signing an individual agreement with the Company’s insurance company.

Clause 7
Communication related to the end of the Employment Agreement and employment relationship

The Employee acknowledges and agrees that for legal reasons, this Agreement and the termination of his employment relationship from the Company and the Group will be disclosed by the Company. The Company shall provide Employee notice of and a copy of any such disclosure prior to such release. Except as set forth in the preceding sentence and except as required by law or applicable stock exchange regulation, the Parties shall not disclose any other details of the Employee’s departure from the Company.
Clause 8
Return of Property

8.1
The Employee undertakes to return to the Company, on the Execution Date, the credit cards, keys, all computer disks, laptop computer, all documents and copies together with all other property belonging to the Company or the Group or relating to their business in his control, except for such property as the Parties agree in writing that the Employee may retain.

8.2
The Company agrees that the Employee retains the mobile telephone put at his disposal and promises to assist the Employee with the transfer of the phone line and number from the current operator engaged by the Company to the operator of the choice of the Employee.

8.3	The Company shall not oppose to the Employee acquiring the Company car attributed to him on or shortly after the Effective Termination Date.
Clause 9
Additional benefits to the Employee by virtue of this Agreement

9.1
The Company will pay the registration fees and tuition costs related to the enrolling of the Employee in the INSEAD In-Board training course for an amount equal to EUR 17’950.00 ex VAT. The Employee will send the invoice to the Company.

9.2	The Company will reimburse the fees arising from the professional tax consultancy services in Switzerland for the fiscal years 2018 and 2019.

9.3
The Company shall reimburse the Employee for all Legal Expenses incurred by his Swiss counsels directly relating to their advice, negotiation and drafting of this Agreement. The Legal Expenses incurred by Swiss Counsels are estimated to be of 25’000.00 CHF.

9.4
All amounts referred above shall be respectively paid and reimbursed promptly by the Company to the Employee upon receipt of the corresponding invoices and proof of services justification, when required.

Clause 10
Intellectual Property Rights

All intellectual property rights, especially copyright in work results, which the Employee created solely or jointly with others while performing his tasks and activities as Employee of the Company and/or the Group and fulfilling his duties under the Employment Agreement belong exclusively to the Company and/or the Group and are entirely assigned by the Employee to the Company or the appropriate Group company, as the case may be, upon signature of this Agreement to the extent they have not already been otherwise so assigned. To the extent that such an assignment is not possible by law, the Employee waives his rights to exercise any remaining intellectual property rights, especially the right to claim possible moral rights ("Urheberpersönlichkeitsrechte"). All possible entitlements of the Employee to compensation for the intellectual property rights assigned to the Company and/or the Group are fully covered by the Company’s payments under this Agreement.
Clause 11
Confidentiality

11.1
The Employee accepts and agrees that all of the express and implied contractual duties relating to confidential information and business secrecy continue after the end of the employment relationship into perpetuity.

11.2
The Employee agrees that he remains bound by a duty not to, and hereby undertakes not to, divulge to any person, firm or company or use for his own benefit or the benefit of any person, firm or company any trade secret or information of a private, secret or confidential nature concerning the business, finances or affairs of the Company or any Group company or any of their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, existing and potential projects, accounts and all non-public financial information, information regarding customers, clients or suppliers, disputes, business development, technology or product development, strategies and/or marketing programs and plans) which have or may have come to his knowledge during the time of his employment with the Company or any Group company.

Clause 12
Trading of shares and exercise of stock options

12.1	The Employee is entirely free to trade shares of any Group company on the market.

12.2	The Employee is entirely free to exercise nonqualified stock options already vested at the Execution Date.
Clause 13
Change of address

The Employee must inform the Company of his changes of address during a two-year period. In case of departure from Switzerland, the Employee must inform the Company accordingly.
Clause 14
Full and Final Settlement / No Knowledge of Others Claims

14.1
This agreement has effect for the purpose of settling and compromising without any admission of liability on the part of the Company or any Group company by means of full and final settlement of all claims in all jurisdictions under contract, tort, statute or otherwise which the Employee has or may have at the Execution Date or which may arise in the future, and whether known or not, against the Company or any Group company and their officers, shareholders, and/or employees arising out of, in connection with or as a consequence of his employment and/or its termination.

14.2	The Employee confirms that he is aware of no other claim or grounds to make a claim against the Company or any Group company or companies in relation to any other matters howsoever arising.
Clause 15
Compliance with Statutory Provisions; Amendments

15.1	This Agreement satisfies the conditions regulating termination and settlement agreements under Swiss law as are relevant.

15.2	Any amendments or additions to this Agreement must be in writing and signed by both parties.
Clause 16
Governing Law and Jurisdiction
This Agreement is governed by the law of Switzerland. Any dispute is subject to the exclusive jurisdiction of the courts and tribunals of Rolle.
Clause 17
Severability
If any clause or provision of this Agreement is held invalid, void or unenforceable, such determination shall not affect, in any respect, the validity of any other clause or provision of this Agreement.

SIGNED by Jonathan Edwards
Duly authorised for and on behalf of PPG Industries Europe Sàrl:
/s/ Jonathan Edwards

Rolle, 28/3/2019    (date)

Name

Position

Jean-Marie Greindl
/s/ Jean-Marie Greindl

Rolle, 28/3/2019    (date)

Referenced Appendix